Exhibit 99.1

Contact:	Gary Kohn	Robin Caputo
	Investor Relations	Media Relations
	303-625-5256	303-267-3876
	gkohn@ciber.com	rcaputo@ciber.com

CIBER REPORTS FIRST QUARTER 2012 RESULTS

GREENWOOD VILLAGE, Colo., May 8, 2012— CIBER, Inc. (NYSE: CBR), a global information technology consulting, services and outsourcing company, today reported results for the first quarter of 2012.

Highlights from continuing operations for the first quarter 2012 include:

•                  Revenue of $241.0 million, a 5% decrease or 4% in constant currency

•                  Operating income of $7.0 million, up 7%

•                  Net income of $0.8 million, or $0.01 per share

•                  Cash on hand at quarter end of $30.3 million, and bank debt outstanding of $22.4 million

President and Chief Executive Officer Dave Peterschmidt said, “I am encouraged with the first quarter’s results.  In particular, I am pleased to see that the work we have been doing to improve North America has begun to show in the results.  In the first quarter, North America achieved sequential revenue growth and saw billable hours increase from the fourth quarter.  On the international side, we understand the issues, and more importantly we are taking corrective actions.  While we recognize that we still have work to do to stabilize and grow the business, we remain confident that CIBER will have a strong back half of this year.”

Claude Pumilia, Executive Vice President and Chief Financial Officer, commented, “Building on the progress we made last year on strengthening the balance sheet and the overall financial condition of CIBER, we have successfully completed the refinancing of our credit facility.  The new facility provides us with significantly more operating flexibility, extends maturity dates and lowers our cost of capital.  Additionally, in the past year we reduced our debt by $65.1 million from $87.5 million at the end of the first quarter 2011 to $22.4 million at the end of this past quarter, by selling our Federal division, making measurable improvements to our cash management processes, and utilizing international cash more effectively.”

First Quarter Financial Results from Continuing Operations

Revenue of $241.0 million decreased 5% or 4% in constant currency compared with the first quarter last year.  Sequentially from the fourth quarter of 2011, revenue grew 1% or 2% in constant currency.

Gross margin in the first quarter was 24.3%, compared with 25.8% in last year’s first quarter.  Impacting gross margin this quarter was a decrease in International’s utilization rates as several projects concluded, as well as expenses for subcontractors.

Selling, general and administrative expenses (SG&A) in the quarter were 21.3% of revenue, an improvement from 23.0% in the first quarter 2011.  The SG&A cost structure has been improved through targeted cost reductions and less bad debt and project write-off charges as a result of increased operating disciplines.  The Company will continue to invest in sales and marketing to drive revenue growth and as a result expects SG&A as a percent of sales to be slightly higher in future quarters and for the full year.

Operating income from continuing operations for the first quarter increased 7% to $7.0 million. The operating margin was 2.9% compared with last year’s first quarter operating margin of 2.6%.

Net income from continuing operations for the first quarter was $0.8 million or $0.01 per share.  Last year’s first quarter net income from continuing operations was $3.3 million or $0.05 per share.  The year-over-year decrease in net income and EPS was driven by income tax expense that was $2.9 million or $0.04 per share higher in Q1 of 2012 than it was in Q1 2011.  The Company’s quarterly tax expense includes approximately $1.5 million of U.S. deferred tax expense stemming from the difference in GAAP and IRS treatment of goodwill amortization.  This U.S. deferred tax expense is recorded quarterly whether the Company’s U.S. operations generate a taxable income or loss.

The International division, which represented 51% of consolidated revenue, delivered revenue growth for the quarter of 1% or 5% in constant currency over the first quarter 2011.  Sequentially from the fourth quarter of 2011, revenue was up 2% or 3% in constant currency.  Operating margin for the segment was 7%, an increase of 90 basis points from the first quarter last year and a 50 basis points increase sequentially from fourth quarter 2011.  Gross margin was down slightly from last year’s first quarter driven mostly by lower than expected utilization rates and use of subcontractors.

The North American division, 49% of consolidated revenue, saw revenue decline 11% compared with 2011’s first quarter.  Sequentially, revenue growth was up slightly from the fourth quarter 2011.  Operating margin at 5% was down 90 basis points from first quarter 2011, and was up 30 basis points from 2011’s fourth quarter.  Gross margin was down just slightly from last year’s first quarter.  The improved utilization rate and lower cost base should drive increased operating margins within this division throughout 2012.

Capital Deployment and Liquidity

CIBER’s cash balance at the end of the first quarter 2012 was $30.3 million. The outstanding balance on the senior credit facility was $22.4 million.

Since quarter end, the Company has replaced its previous facility with a new credit agreement with Wells Fargo Bank, N.A.  The new agreement has two components; an asset-based loan with $60 million of borrowing capacity, and a term loan of $7.5 million.  This new facility provides more operating flexibility, extends maturity dates and lowers CIBER’s cost of capital to about 5%.

Cash flow used in operating activities (continuing operations) for the quarter was $22.8 million driven mostly by an increase in accounts receivables and reductions of accounts payable and accrued liabilities including accrued compensation.  Capital expenditures totaled $0.9 million.

Continuing Operations and Segment Realignment

The Company made the strategic decision to sell its Federal division in order to focus on its core offerings.  The Company completed the sale on March 9, 2012 and therefore the Federal division is presented as a discontinued operation.  Additionally, for 2012, the Company combined the operations of its IT Outsourcing division with the remaining two divisions: International and North America.  The discussion of the Company’s results includes comparison to 2011 as if the new reporting segments were in place that year.  Quarterly results for 2011 under the new reporting segments and with the Federal division as a discontinued operation have been provided in the tables of this release.

Investor and Analyst Conference Call

CIBER President and Chief Executive Officer Dave Peterschmidt invites you to participate in a conference call or audiocast today at 11:00 a.m. Eastern Time to discuss the Company’s financial results.

The conference call and audiocast of the conference call will be available to the public.  The audiocast will be available at www.ciber.com/cbr.  To participate in the conference call, dial 800-659-2037 (U.S.) or +1-617-614-2713 (outside the U.S.) ten minutes prior to the start of the call and provide the operator with the pass code 51893494.

A replay of the call and audiocast will be available one hour after the call ends through June 8, 2012.  To access the telephone replay, dial 888-286-8010 (U.S.) or +1- 617-801-6888 (outside the U.S.) and use the pass code 77104012.  The audiocast replay will be available at www.ciber.com/cbr.

Non-GAAP Financial Information

CIBER presents a number of non-GAAP measurements because management believes that these metrics provide meaningful supplemental information in addition to the GAAP metrics and provide comparability and consistency to prior periods.  These non-GAAP measurements include: Revenue change year-over-year and sequentially adjusted for currency; and International revenue change year-over-year and sequentially adjusted for currency.

Reconciliations of non-GAAP to comparable GAAP measures are available in the body of this release as well as the accompanying schedules.   These reconciliations may also be found in the Investor Relations section of the Company’s website at www.ciber.com/cbr.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections.  Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Forward-looking statements are based on assumptions as to future events that may not prove to be accurate.  Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients’ operations and technology spending; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively; our new credit agreement, an asset-based and term loan facility, limits our operational and financial flexibility and we also face the need to comply with covenants in our credit agreement; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; if we are not able to anticipate and keep pace with rapid changes in technology, our business will be negatively affected; our international operations are susceptible to different financial and operational risks than our domestic operations; we intend to increase our presence in India, which may expose us to operational risks; our revenues, operating results and profitability will vary from quarter to quarter, which may impact our ability to comply with our debt covenants, and may also result in increased volatility in the price of our stock; a data security or privacy breach could adversely affect our business; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various state and local government agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of CIBER or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities.  For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed with or furnished to the Securities and Exchange Commission.  We undertake no obligation to publicly update any forward-looking statements in light of new information or future events.  Readers are cautioned not to put undue reliance on forward-looking statements.

About CIBER, Inc.

CIBER, Inc. is a global IT consulting and managed services company that collaborates with clients to develop technology solutions that deliver tangible results. Services include application development and management, ERP implementation, change management, project management, systems integration, infrastructure management and end-user computing, as well as strategic business and technology consulting. Founded in 1974 and headquartered in Greenwood Village, Colorado, CIBER has more than 7,000 employees and operates in 18 countries, serving clients in North America, Europe and Asia/Pacific. Annual revenue in 2011 was $1 billion. CIBER trades on the New York Stock exchange (CBR), and is included in the Russell 2000 Index and the S&P Small Cap 600 Index. For more information, visit www.ciber.com

CIBER, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
REVENUES
Consulting services	$228,121	$243,557
Other revenue	12,897	11,356
Total revenues	241,018	254,913

OPERATING EXPENSES
Cost of consulting services	173,873	182,663
Cost of other revenue	8,592	6,483
Selling, general and administrative	51,350	58,541
Amortization of intangible assets	164	632
Total operating expenses	233,979	248,319

OPERATING INCOME FROM CONTINUING OPERATIONS	7,039	6,594

Interest income	197	56
Interest expense	(1,829)	(1,492)
Other expense, net	(581)	(785)

Income from continuing operations before income taxes	4,826	4,373
Income tax expense	3,986	1,077

Net income from continuing operations	840	3,296
Income from discontinued operations, net of income tax	363	900

CONSOLIDATED NET INCOME	1,203	4,196
Net income attributable to noncontrolling interests	60	73

NET INCOME ATTRIBUTABLE TO CIBER, INC.	$1,143	$4,123

Basic and diluted earnings per share attributable to CIBER, Inc.:
Continuing operations	$0.01	$0.05
Discontinued operations	0.01	0.01
Basic and diluted earnings per share attributable to CIBER, Inc.	$0.02	$0.06

Weighted average shares outstanding:
Basic	72,735	70,936
Diluted	73,342	72,091

CIBER, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	March 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$30,328	$65,567
Accounts receivable, net of allowances of $1,205 and $1,422, respectively	197,943	182,359
Prepaid expenses and other current assets	30,698	25,700
Deferred income taxes	2,567	3,302
Current assets of discontinued operations	—	20,382
Total current assets	261,536	297,310

Property and equipment, net of accumulated depreciation of $68,640 and $64,929, respectively	24,949	26,845
Goodwill	280,188	275,504
Other intangible assets, net	502	649
Other assets	8,361	6,900
Long-term assets of discontinued operations	—	17,862

TOTAL ASSETS	$575,536	$625,070

LIABILITIES AND EQUITY
Liabilities:
Current liabilities:
Current portion of long-term debt	$400	$25,571
Accounts payable	29,549	35,112
Accrued compensation and related liabilities	55,781	60,124
Deferred revenue	21,713	22,308
Income taxes payable	9,184	8,613
Other accrued expenses and liabilities	41,815	45,454
Current liabilities of discontinued operations	—	7,310
Total current liabilities	158,442	204,492

Long-term debt	22,587	41,380
Deferred income taxes	18,859	15,462
Other long-term liabilities	7,929	6,729
Total liabilities	207,817	268,063

Commitments and contingencies

Equity:
CIBER, Inc. shareholders’ equity:
Preferred stock, $0.01 par value, 1,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 74,487 shares issued	745	745
Treasury stock, at cost, 1,639 and 1,919 shares, respectively	(9,389)	(10,998)
Additional paid-in capital	331,426	330,088
Retained earnings	44,254	44,337
Accumulated other comprehensive income (loss)	782	(7,006)
Total CIBER, Inc. shareholders’ equity	367,818	357,166
Noncontrolling interests	(99)	(159)
Total equity	367,719	357,007

TOTAL LIABILITIES AND EQUITY	$575,536	$625,070

CIBER, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income	$1,203	$4,196
Adjustments to reconcile consolidated net income to net cash used in operating activities:
Income from discontinued operations	(363)	(900)
Depreciation	2,836	2,845
Amortization of intangible assets	164	632
Deferred income tax expense (benefit)	1,064	(2,859)
Provision for doubtful receivables	(313)	584
Share-based compensation expense	1,338	1,028
Change in value of contingent consideration	219	810
Amortization of debt costs	688	344
Other, net	119	5
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(11,624)	4,018
Other current and long-term assets	(1,882)	(2,090)
Accounts payable	(6,145)	(17,753)
Accrued compensation and related liabilities	(5,987)	(2,649)
Other current and long-term liabilities	(4,605)	(5,051)
Income taxes payable/refundable	465	1,283
Cash used in operating activities — continuing operations	(22,823)	(15,557)
Cash used in operating activities — discontinued operations	(1,996)	(1,295)
Cash used in operating activities	(24,819)	(16,852)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment, net	(882)	(3,736)
Cash used in investing activities — continuing operations	(882)	(3,736)
Cash provided by (used in) investing activities — discontinued operations	31,461	(21)
Cash provided by (used in) investing activities	30,579	(3,757)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings on long-term debt	93,899	107,842
Payments on long-term debt	(137,886)	(107,878)
Employee stock purchases and options exercised	383	3,593
Credit facility fees paid	(175)	(190)
Other, net	—	315
Cash provided by (used in) financing activities — continuing operations	(43,779)	3,682
Effect of foreign exchange rate changes on cash and cash equivalents	2,780	5,178
Net decrease in cash and cash equivalents	(35,239)	(11,749)
Cash and cash equivalents, beginning of period	65,567	69,329
Cash and cash equivalents, end of period	$30,328	$57,580

CIBER, Inc.

SUMMARY SEGMENT DATA

(Dollars in thousands)

(Unaudited)

Summary Segment Analysis

	Three Months Ended March 31,
	2012	2011	Change
Revenues:
International	$122,749	$121,260	1%
North America	119,353	133,562	(11)%
Other	771	858	n/m
Total segment revenues	242,873	255,680	(5)%
Inter-segment	(1,855)	(767)	n/m
Total revenues	$241,018	$254,913	(5)%

Operating income from continuing operations:
International	$8,412	$7,276	16%
North America	5,635	7,463	(24)%
Other	50	152	n/m
Total segment operating income	14,097	14,891	(5)%
Corporate expenses	(6,652)	(7,510)	11%
Unallocated expenses of discontinued operations	(242)	(155)	n/m
EBITA	7,203	7,226	—%
Amortization of intangible assets	(164)	(632)	74%
Total operating income from continuing operations	$7,039	$6,594	7%

Segments as Percent of Total Segment Revenue and Total Segment Operating Income

(excluding Inter-segment, corporate expenses and amortization)

	Three Months Ended March 31,
	2012	2011
Revenues:
International	51%	48%
North America	49%	52%
Other	—%	—%
Total segment revenues	100%	100%

Operating income:
International	60%	49%
North America	40%	50%
Other	—%	1%
Total segment operating income	100%	100%

Segment Operating Margins

(excluding corporate expenses and amortization)

	Three Months Ended March 31,
	2012	2011
Operating margin:
International	7%	6%
North America	5%	6%
Other	7%	18%
Total segment operating margin	6%	6%

CIBER, Inc.

NEW SEGMENT PRESENTATION

(Dollars in thousands)

(Unaudited)

Note: At the beginning of 2012, CIBER combined the operations of its IT Outsourcing division with its International and North America divisions.  All 2011 segment data has been adjusted to conform to the 2012 presentation.

	Three months ended				Year ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2011	2011	2011	2011	2011
Revenues:
International	$121,260	$126,938	$118,025	$120,838	$487,061
North America	133,562	114,055	124,488	119,112	491,217
Other	858	772	976	904	3,510
Total segment revenues	255,680	241,765	243,489	240,854	981,788
Inter-segment	(767)	(778)	(1,324)	(1,993)	(4,862)
Total revenues	$254,913	$240,987	$242,165	$238,861	$976,926

Operating income (loss) from continuing operations:
International	$7,276	$7,217	$6,079	$7,792	$28,364
North America	7,463	(10,558)	7,091	5,191	9,187
Other	152	73	139	135	499
Total segment operating income (loss)	14,891	(3,268)	13,309	13,118	38,050
Corporate expenses	(7,510)	(7,134)	(7,243)	(7,793)	(29,680)
Unallocated expenses of discontinued operations	(155)	(103)	(79)	(201)	(538)
Earnings (loss) before interest, taxes and amortization	7,226	(10,505)	5,987	5,124	7,832
Goodwill impairment	—	(16,300)	—	—	(16,300)
Amortization of intangible assets	(632)	(682)	(131)	(89)	(1,534)
Total operating income (loss) from continuing operations	$6,594	$(27,487)	$5,856	$5,035	$(10,002)

CIBER, Inc.

NON-GAAP FINANCIAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

CIBER reports its financial results in accordance with generally accepted accounting principles (“GAAP”).  However, management believes that certain non-GAAP financial measures used in managing our business may provide users of this financial information with additional meaningful comparisons between current results and prior reported results.  Certain of the information set forth in this press release constitutes non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission.  We have presented below a reconciliation of these measures to the most directly comparable GAAP financial measure.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.

Components of Revenue

	Three Months Ended March 31, 2012
	Constant Currency Revenue Increase (Decrease)	Foreign Exchange Impact	GAAP Reported Revenue Increase (Decrease)
Revenues:
Consolidated	(3.8)%	(1.7)%	(5.5)%

International	4.6%	(3.4)%	1.2%

	Sequential Three Months Ended March 31, 2012
	Constant Currency Revenue Growth	Foreign Exchange Impact	GAAP Reported Revenue Growth
Revenues:
Consolidated	1.7%	(0.8)%	0.9%

International	3.1%	(1.5)%	1.6%